Execution Copy

AMENDMENT to
TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT to TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of June 16, 2010, by and among each of the entities listed on Appendix A hereto (each, a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into a Transfer Agency and Service Agreement dated August 15, 2003 (as amended, modified and supplemented through the date hereof, the “Transfer Agency Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Transfer Agent under the Transfer Agency Agreement;

WHEREAS, the Funds and State Street have amended the Transfer Agency Agreement previously as follows:  Amendment dated as of May 1, 2006, Amendment dated as of July 1, 2008, and Amendment dated as of July 1, 2009; and

WHEREAS, the Funds have requested that State Street amend the Transfer Agency Agreement  again and State Street has agreed to do so as an accommodation to the Funds notwithstanding that as amended, the Transfer Agency Agreement is not identical to the form of transfer agency agreements customarily entered into by State Street as transfer agent, in order that the services to be provided to the Funds by State Street, as successor by merger to IBT, may be made consistently and predictably to the Funds.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.           Amendment.

Section 16.1 of the Transfer Agency Agreement is hereby amended by deleting the lead-in paragraph of such Section 16.1 in its entirety and replacing it with the following language:

“Termination of Agreement. The term of this Agreement shall continue through December 31, 2012 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”), unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2.           Miscellaneous.

(a)	Except as amended hereby, the Transfer Agency Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)	The obligations of each Fund shall be several and not joint.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

EACH TIFF ENTITY LISTED ON APPENDIX A HERETO

By:      /s/ Kelly Lundstrom
Name: Kelly Lundstrom
Title:   Vice President

STATE STREET BANK AND TRUST COMPANY

By:      /s/ Michael F. Rogers
Name: Michael F. Rogers
Title:   Executive Vice President

APPENDIX A

FUNDS

TIFF INVESTMENT PROGRAM, INC., on behalf of
TIFF U.S. EQUITY FUND
TIFF INTERNATIONAL EQUITY FUND
TIFF SHORT-TERM FUND
TIFF MULTI-ASSET FUND

TIFF ABSOLUTE RETURN POOL
TIFF ABSOLUTE RETURN POOL II